Exhibit 10.14

LOAN AGREEMENT

Made as of September 24, 2014

Between

COMERICA BANK

as Bank

and

POINTCLICKCARE CORP., WESCOM SOLUTIONS INC., MEAL METRICS INC.,

WESCOM SOLUTIONS, CORP., WESCOM HEALTHCARE SOLUTIONS CORP.

and ACCU-MED SERVICES LLC

as Borrowers

LOAN AGREEMENT

(i)	LOAN AGREEMENT

(ii)	LOAN AGREEMENT

Section 13.5 Waivers of Notice	26
Section 13.6 Right to Settle, Release	26
Section 13.7 Subordination	27

Exhibit A – Definitions

Exhibit B – Loan Payment/Advance Telephone Request Form

Exhibit C – Comerica Bank Itemization of Amount Financed Disbursements Instructions

Exhibit D – Compliance Certificate

Exhibit E – Borrowing Base Certificate

Schedule of Exceptions

USA PATRIOT ACT

(iii)	LOAN AGREEMENT

LOAN AGREEMENT

This Agreement is made as of September ____, 2014, by and between

COMERICA BANK, a Texas banking association and authorized foreign bank under the Bank Act (Canada), as lender

(“Bank”)

and

POINTCLICKCARE CORP., a company existing under the Business Corporations Act (Ontario), WESCOM SOLUTIONS, INC., a company existing under the Business Corporations Act (Ontario), MEAL METRICS INC., a company existing under the Business Corporations Act (Ontario), WESCOM SOLUTIONS, CORP., a company existing under the laws of Delaware, WESCOM HEALTHCARE SOLUTIONS CORP., a company existing under the laws of Delaware and ACCU-MED SERVICES LLC, a limited liability company existing under the laws of Delaware

(“Borrowers”)

RECITAL

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 – DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions

As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.

Section 1.2 Accounting Terms

Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

Section 1.3 Currency

Unless otherwise noted, all references to currency in this Agreement and in the other Loan Documents are references to US Dollars.

Section 1.4 Articles, Sections and Headings

The division of this Agreement into Articles, Sections, Schedules and Exhibits and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise specified herein, any reference herein to an Article, Section, Schedule or Exhibit refers to the specified Article, Section, Schedule or Exhibit to this Agreement. In this Agreement, the terms “this

LOAN AGREEMENT

Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section or other provision hereof.

Section 1.5 Business Day

If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, that payment or calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day.

Section 1.6 Number and Gender

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.7 Schedule and Exhibits

The following Schedules and Exhibits are attached to and form part of this Agreement:

Schedule “A”	–	Schedule of Exceptions
Exhibit A	–	Definitions
Exhibit B	–	Loan Payment/Advance Telephone Request Form
Exhibit C	–	Itemization of Amount Financed Disbursement Instructions
Exhibit D	–	Compliance Certificate
Exhibit E	–	Borrowing Base Certificate

ARTICLE 2 – CREDIT EXTENSIONS AND TERMS OF PAYMENT

Section 2.1 Promise to Pay

Each Borrower promises to pay to Bank the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof. All payments (whether on account of principal, interest or otherwise) shall be made in the currency in which the Credit Extension is outstanding.

Section 2.2 Revolving Facility

(1) Establishment and Purpose of Revolving Facility. Subject to and upon the terms and conditions of this Agreement, Bank establishes in favour of Borrowers the Revolving Facility. Borrower covenants to use the Revolving Facility only for the purpose of financing its working capital needs and acquisitions permitted hereunder pursuant to Section 7.3.

(2) Advances Under the Revolving Facility.

(a)	Amount and Availability. Subject to and upon the terms and conditions of this Agreement, a Borrower may request Advances in Canadian Dollars or US Dollars in an aggregate outstanding amount not to exceed the Revolving Maximum Amount, less the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit and the aggregate limits of the corporate credit cards issued to Borrower under the Credit Card Services Sublimit. Subject to the provisions of this Agreement, amounts borrowed pursuant to this Section 2.2(2) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.2(2) shall be immediately due and payable.

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(b)	Form of Request. Whenever a Borrower desires an Advance, such Borrower will notify Bank by facsimile transmission or telephone no later than 11:00 a.m. Eastern time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Loan Payment/Advance Telephone Request Form in substantially the form of Exhibit B. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or telephonic notice given by a Person who Bank reasonably believes to be a Responsible Officer, and each Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.2(2) to the applicable Borrower’s deposit account.

(c)	Letter of Credit Sublimit. Subject to the availability under the Revolving Facility, and in reliance on the representations and warranties of Borrowers set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrowers such Letters of Credit as a Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Facility; provided further, that the maturity date of any such Letter of Credit shall not be later than the Revolving Maturity Date. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Facility. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrowers will pay any standard issuance and other fees that Bank notifies Borrowers it will charge for issuing and processing Letters of Credit.

(d)	Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, a Borrower may request corporate credit cards from Bank (collectively, the “Credit Card Services”). The aggregate limit of the corporate credit cards shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Facility shall be reduced by the aggregate limits of the corporate credit cards issued to Borrowers. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrowers hereby agree to execute.

(e)	Collateralization of Obligations Extending Beyond Maturity. Any Letters of Credit, Credit Card Services or FX Contracts that may extend beyond the Revolving Maturity Date, then, effective as of the Revolving Maturity Date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in any Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit, Credit Card Services or FX Contracts; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrowers shall immediately deposit such additional funds as are necessary to fully secure such obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honour any drafts thereon or any requests by any Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit, Credit Card Services or FX Contracts are outstanding or continue.

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Section 2.3 FX Facility

Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrowers may enter into with Bank in connection with foreign exchange transactions (“FX Contracts”), a Borrower may request Bank to enter into FX Contracts with such Borrower due not later than the Revolving Maturity Date. Borrowers shall pay any standard issuance and other fees that Bank notifies Borrowers will be charged for issuing and processing FX Contracts for Borrowers. The FX Amount shall at all times be equal to or less than One Hundred Million US Dollars (US$100,000,000). The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrowers and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be three percent (3%).

Section 2.4 Overadvances

If, at any time, the aggregate US Dollar Amount of the outstanding Advances exceeds the Revolving Maximum Amount, whether as a result of foreign exchange rate fluctuations or otherwise, Borrowers shall immediately pay to Bank, in cash, the amount of such excess. Any determination made by Bank in accordance with this Section shall be binding on Borrowers absent manifest error and Borrowers shall make any repayment required in connection therewith in accordance with this Section.

Section 2.5 Interest Rates, Payments, and Calculations

(1) Interest Rates. Except as set forth in Section 2.5(2), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a variable rate per annum equal to (i) the Prime Rate plus 1.00% in respect of Advances denominated in Canadian Dollars, and (ii) the US Prime Referenced Rate plus 1.00% in respect of Advances denominated in US Dollars. Each determination by Bank of the Prime Rate, the US Prime Rate or the US Prime Referenced Rate shall, absent manifest error, be final, conclusive and binding on Borrowers.

(2) Late Fee; Default Rate. From and after the occurrence of any Event of Default that is continuing, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under this Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In no event shall the interest payable under this Agreement at any time exceed the maximum rate permitted by law.

(3) Payments. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding hereunder shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment hereunder becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth herein. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against the deposit account of a Borrower or against the Revolving Facility, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Borrowers shall repay in full the outstanding principal balance of all Advances under and all accrued and unpaid interest and other Obligations in connection with the Revolving Facility on the Revolving Maturity Date.

(4) Computation. In the event the Prime Rate, the US Prime Rate or the US Prime Referenced Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate, US Prime Rate or US Prime Referenced Rate is changed, by an amount equal to such change in the Prime Rate, US Prime Rate or US Prime Referenced Rate. Interest on Advances denominated in Canadian Dollars hereunder shall be computed on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed. Interest on Advances denominated in US Dollars hereunder shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

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(5) Interest Act (Canada). For the purpose of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360, 365 or 366 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 360, 365 or 366, as applicable. Further, in this Agreement all interest shall be calculated using the nominal rate method and not the effective rate method and the “deemed re investment principle” shall not apply to such calculations.

(6) Criminal Code (Canada). Notwithstanding any provisions of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by Borrowers under the Loan Documents exceed the effective annual rate of interest on the “credit advanced” (as defined in Section 347 of the Criminal Code (Canada)) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in Section 347 of the Criminal Code (Canada)) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Borrowers and Bank and the amount of such payment or collection shall be refunded to Borrowers. For the purposes of this paragraph the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Bank will be prima facie evidence of such rate.

Section 2.6 Crediting Payments

Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, cheque or other item of payment to such deposit account or Obligation as a Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, cheque or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available funds or unless and until such cheque or other item of payment is honoured when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 noon Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

Section 2.7 Fees

Borrowers shall pay to Bank, on the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

Section 2.8 Regulatory Developments and Other Circumstances

(a) If any Change in Law shall: (i) subject Bank to any tax, duty or other charge with respect to any Obligations under this Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Agreement or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (ii) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Agreement by an amount deemed by Bank to be material, then Borrowers shall pay to Bank, within fifteen (15) days of Borrowers’ receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrowers, setting forth the basis for determining such

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additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

(b) In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrowers shall pay to Bank, within fifteen (15) days of Borrowers’ receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrowers, shall be conclusive and binding for all purposes absent manifest error.

Section 2.9 Tax Indemnification

(1) Payments Not Subject to Taxes. All payments (each a “Loan-Related Payment”) whatsoever due under this Agreement or, in the case of enforcement, under any Security, will be made by Borrowers free and clear of, and without liability or withholding or deduction for or on account of, any present or future Taxes imposed or levied by or on behalf of any country or jurisdiction from or through which Loan-Related Payments are made (the “Tax Jurisdiction”) unless the withholding or deduction of any such Tax is required by law.

(2)	Taxes and Indemnification.

(a)	Payment of Taxes By Borrower: If any deduction or withholding for Tax shall at any time be required by law in respect of any Loan-Related Payments, each Borrower acknowledges its obligation promptly:

(i)	to pay over to the government or taxing authority imposing such Tax the full amount of Taxes (the “Tax Amount”) required to be deducted or withheld in respect thereof (including, without limitation, the full amount of any Tax required to be deducted or withheld from or otherwise paid in respect of any related Tax Reimbursement Amount (as defined below)), and

(ii)	except as expressly provided in Section 2.9(2)(b) hereof, to pay to Bank such additional amount (the “Tax Reimbursement Amount”) as is necessary in order that the amount received by Bank, on the date such Loan-Related Payment is due after any required deduction or withholding of such Tax (including, without limitation, any required deduction, withholding or other payment of Tax on or with respect to such Tax Reimbursement Amount), shall equal the amount Bank would have received had no such deduction, withholding or other payment of such Tax been required.

(b)	Reimbursement of Bank-Paid Amounts: Each Borrower shall indemnify Bank for the full amount of Taxes paid or required to be paid by Bank on amounts payable pursuant to this Agreement or any Security and any liability (including penalties, interest and expenses) arising therefrom, together with such amounts as will result in Bank receiving the amount that would otherwise have been received by it in the absence of such Taxes and the indemnification provided for herein. Except where a Borrower is required to deduct or withhold a Tax Amount as described in Section 2.9(2)(a) hereof, Bank shall notify Borrowers of any Taxes for which any Borrower is required to indemnify Bank pursuant to this Section 2.9(2)(b) and of the amount payable to it by Borrowers pursuant hereto and Borrowers shall pay such amounts to Bank within ten (10) Business Days of the receipt of such notice.

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(c)	Notification Obligations: Borrowers will promptly furnish Bank with copies of the official receipt issued by the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid (and paid over to such authorities) in respect of such Tax.

Determinations by Bank for the purposes of this Section 2.9 of sums received by it, including any additional amounts required to compensate it in respect thereto, shall be conclusive, absent manifest error.

Section 2.10 Currency Indemnity

(1)	Indemnity. If:

(a)	any amount payable under, or in connection with any matter relating to or arising out of, the Loan Documents is received by Bank in a currency (the “Payment Currency”) other than that agreed to be payable hereunder or thereunder (the “Agreed Currency”), whether voluntarily or pursuant to an order, judgment or decision of any court, tribunal, arbitration panel or administrative agency or as a result of any bankruptcy, receivership, liquidation or other insolvency type proceedings or otherwise; and

(b)	the amount so produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency;

then:

(c)	the amount so received shall constitute a discharge of the liability of Borrowers under or in connection any of the Loan Documents only to the extent of the amount received following the conversion described in paragraph (b) above; and

(d)	Borrowers shall, joint and severally, indemnify and save Bank harmless from and against such deficiency and any loss or damage arising as a result thereof.

Any conversion pursuant to this Section 2.10(1) shall be made at such prevailing rate of exchange on the date the Payment Currency is received by Bank and in such market as is determined by Bank as being the most appropriate for such conversion. Borrowers shall in addition pay the costs of such conversion.

(2)	Independent Obligation. The indemnity set out in Section 2.10(1):

(a)	is a joint and several obligation of each Borrower which is separate and independent from all other obligations of such Borrower under any of the Loan Documents;

(b)	gives rise to a separate and independent cause of action;

(c)	applies irrespective of any indulgence granted by or on behalf of Bank; and

(d)	continues in full force and effect notwithstanding, and does not merge with, any order, judgment or decision of any court, tribunal, arbitration panel or administrative agency or as a result of any bankruptcy, receivership, liquidation or other insolvency type proceeding or otherwise as to any amount due under this Agreement and the Security or in connection herewith or therewith.

Section 2.11 Term

This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its

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obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

ARTICLE 3 – CONDITIONS OF LOANS

Section 3.1 Conditions Precedent to Initial Credit Extension

The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	this Agreement;

(b)	the Parent Security Agreement;

(c)	the Meal Metrics Security Agreement;

(d)	the WSI Security Agreement;

(e)	the WSC Security Agreement;

(f)	the WHSC Security Agreement;

(g)	the Accu-Med Security Agreement;

(h)	share certificates pledged pursuant to the Security Agreements, together with stock transfer/power of attorney forms duly executed in blank;

(i)	the WSC IP Security Agreement;

(j)	the WHSC IP Security Agreement;

(k)	the Accu-Med IP Security Agreement;

(l)	an officer’s certificate of each Borrower with respect to, among other things, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(m)	a certificate of insurance with respect to Borrowers’ insurance coverage and an agreement to furnish insurance from each Borrower;

(n)	current search reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(o)	acknowledgement and confirmation from various prior secured creditors under the PPSA;

(p)	evidence of discharge of registration in favour of Plante & Moran PLLC against WSI under the Ontario PPSA and UCC (DC);

(q)	evidence of discharge of registration in favour RBC against MMI under the Manitoba PPSA;

(r)	evidence of discharge of registration in favour of Wescom Inc. against MMI under the Ontario PPSA and Manitoba PPSA;

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(s)	such UCC, PPSA and other filings as Bank determines are necessary to perfect all security interests granted to Bank by Borrowers;

(t)	account documentation including any cash management and lockbox agreements required by Bank;

(u)	the Itemization of Amount Financed Disbursement Instructions signed by a Responsible Officer of Borrowers in substantially the form of Exhibit C;

(v)	an Automatic Loan Payment Authorization signed by a Responsible Officer of Borrower;

(w)	payment of the fees and Bank Expenses then due as specified in Section 2.7;

(x)	an audit of the Collateral, the results of which shall be satisfactory to Bank;

(y)	current financial statements, including audited statements for Parent most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(z)	current Compliance Certificate duly completed as of the Closing Date;

(aa)	Borrowing Base Certificate duly completed as of the Closing Date;

(bb)	payout letter executed by Canadian Imperial Bank of Commerce in favour of Bank (if applicable);

(cc)	lessor acknowledgment and subordination in respect of the Primary Premises; and

(dd)	such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

Section 3.2 Conditions Precedent to all Credit Extensions

The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)	timely receipt by Bank of the Loan Payment/Advance Telephone Request Form;

(b)	there has occurred no circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect; and

(c)	the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Loan Payment/Advance Telephone Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

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ARTICLE 4 – SECURITY

Section 4.1 Security

Payment and performance of all Obligations will be secured by the Security. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

Section 4.2 Perfection of Security Interest

Each Borrower authorizes Bank to file at any time financing statements, financing change statements, particulars of the Security, notices of grant of security interest, continuation statements and amendments thereto that (i) either describe the Collateral or describe the Collateral as all assets of such Borrower, and (ii) contain any other information required by applicable personal property security legislation for the sufficiency of filing office acceptance or registration of any financing statement, continuation statement, financing change statement, particulars of the Security, or amendment, including whether such Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower (if applicable) in all applicable jurisdiction. Any such financing statements or particulars of Security may be filed by Bank at any time in any jurisdiction whether or not Division 9 of the UCC is then in effect in that jurisdiction. Each Borrower shall from time to time execute, endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements, financing change statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Each Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, each Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the UCC, the PPSA or Securities Transfer Act in the applicable jurisdiction) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. No Borrower will create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.

Section 4.3 Right to Inspect

Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Books of Borrowers and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

Section 5.1 Due Organization and Qualification

Each Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any province, territory, state or other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

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Section 5.2 Due Authorization; No Conflict

The execution, delivery and performance of the Loan Documents are within Borrowers’ powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in each Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which any Borrower is bound. Neither Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

Section 5.3 Collateral

Each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims and restrictions on transfer or pledge except for Permitted Liens. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule of Exceptions, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

Section 5.4 Intellectual Property Collateral

Borrowers are the sole owners of the Intellectual Property Collateral, except for non-exclusive licenses granted by a Borrower to its customers in the ordinary course of business. To the best of each Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to a Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule of Exceptions, each Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. No Borrower is a party to, nor bound by, any agreement that restricts the grant by such Borrower of a security interest in Intellectual Property Collateral.

Section 5.5 Name; Location of Chief Executive Office

Except as disclosed in the Schedule of Exceptions, no Borrower has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth on the signature page hereof. The chief executive office, domicile and principal place of business of each Borrower is located at the address indicated in Article 10 hereof. Except as disclosed in the Schedule of Exceptions, all Collateral of Borrower is located at the address indicated in Section 10 hereof.

Section 5.6 Actions, Suits, Litigation, or Proceedings

Except as set forth in the Schedule of Exceptions, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against any Borrower or any Subsidiary of a Borrower before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

Section 5.7 No Material Adverse Change in Financial Statements

All consolidated and consolidating financial statements related to Borrowers and any Subsidiary of Borrowers that are delivered to Bank fairly present in all material respects Borrowers’ consolidated and consolidating financial condition as of the date thereof and Borrowers’ consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of any Borrower since the date of the most recent of such financial statements submitted to Bank.

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Section 5.8 Solvency, Payment of Debts

Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of such Borrower’s liabilities; and no Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement.

Section 5.9 Compliance with Laws and Regulations

Each Borrower and each Subsidiary of such Borrower have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from a Borrower’s failure to comply with ERISA that is reasonably likely to result in such Borrower incurring any liability that could reasonably be expected to have a Material Adverse Effect. No Borrower has any undisclosed or unfunded liabilities under Canadian Pension Plans or Canadian Benefit Plans. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System). Each Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters. Each Borrower has complied in all material respects with all environmental laws, regulations and ordinances. No Borrower has violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary of such Borrower have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Investments

No Borrower owns any Equity Interests of any Person, except for Permitted Investments and except as set forth in the Schedule of Exceptions.

Section 5.11 Government Consents

Each Borrower and each Subsidiary of a Borrower have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of its business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

Section 5.12 Inbound Licenses

Except as disclosed on the Schedule of Exceptions or as timely disclosed in writing to Bank pursuant to Section 6.9, no Borrower is not a party to, nor is bound by, any Restricted Agreement.

Section 5.13 Full Disclosure

No representation, warranty or other statement made by a Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by a Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

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ARTICLE 6 – AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, each Borrower shall do all of the following:

Section 6.1 Good Standing and Government Compliance

Each Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in its jurisdiction of organization, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Borrower by the authorities of the jurisdiction in which such Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each of its Subsidiaries to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall ensure that each Canadian Pension Plan and Canadian Benefit Plan is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other applicable laws. Each Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Each Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

Section 6.2 Financial Statements, Reports, Certificates

Borrower shall deliver to Bank the following :

(a)

(i) as soon as available, but in any event within forty five (45) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering each Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer, (ii) as soon as available, but in any event within one hundred and fifty (150) days after the end of Parent’s fiscal year, audited consolidated and consolidating financial statements of Parent prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified chartered accounting firm reasonably acceptable to Bank, (iii) if applicable, copies of all statements, reports and notices sent or made available generally by a Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary of a Borrower that could result in damages or costs to a Borrower or any Subsidiary of a Borrower of Five Hundred Thousand Dollars ($500,000) or more, (v) promptly upon receipt, each management letter prepared by a Borrower’s independent certified chartered accounting firm regarding a Borrower’s management control systems, (vi) as soon as available but in any event within forty five (45) days after the end of Parent’s fiscal year, Borrowers’ financial and business projections and budget for the immediately following year, with evidence of approval thereof by Borrowers’ Board of Directors, (vii) such budgets, sales projections, operating plans or other financial information generally prepared by a Borrower as Bank may reasonably request from time to time, (viii) such other financial information as Bank may reasonably request from time to time, and (ix) within forty five (45) days of the last day of each fiscal quarter, a report signed by a Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that a Borrower has made or filed in respect of any Patents, Copyrights, Trademarks or other Intellectual Property Collateral and the status of any outstanding applications or registrations, as well as any material change in a Borrower’s Intellectual Property Collateral, including but not limited to any

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subsequent ownership right of a Borrower in or to any Trademark, Patent, Copyright or other Intellectual Property Collateral not specified any Security delivered to Bank by Borrower in connection with this Agreement;

(b)	within forty five (45) days after the last day of each month, Borrowers shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto, together with aged listings by invoice date of accounts receivable and accounts payable and eligible recurring revenue and collections report;

(c)	within forty five (45) days after the last day of each month, Borrowers shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto;

(d)	within forty five (45) days after the last day of each month, Borrowers shall cause to be delivered to Bank: (i) the summary report from Export Development Canada insurance for any Accounts produced by the EDC Insurance Receivable Centre, and (ii) certification by Borrower that it complies with all applicable Export Development Canada insurance requirements;

(e)	immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto; and

(f)	Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense; provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

Borrowers may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If a Borrower delivers this information electronically, it shall also deliver to Bank by Canada Post, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, any borrowing base certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

Section 6.3 Inventory; Returns

Each Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. A Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than One Hundred Thousand Dollar ($100,000).

Section 6.4 Taxes

Each Borrower shall make, and shall cause each of its Subsidiaries to make, due and timely payment or deposit of all material federal, provincial, territorial, state and local taxes, assessments or contributions required of it by law (including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability), and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that a Borrower or a Subsidiary of a Borrower has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; and each Borrower will make, and will cause each of its Subsidiaries to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning provincial, territorial and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that each Borrower or its Subsidiaries have made such payments or deposits; provided that no Borrower or Subsidiary of a Borrower need to make any payment if the

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amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by a Borrower.

Section 6.5 Insurance

(1) Each Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Borrower’s business is conducted on the date hereof. Each Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to such Borrower’s. If a Borrower fails to maintain insurance as required by this Agreement, Bank may, but shall not be obliged to, maintain or effect such insurance coverage, or so much thereof as Bank considers necessary for its protection.

(2) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain, among other things, a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Bank before cancelling its policy for any reason. Upon Bank’s request, a Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrowers’ option, be payable to Borrowers to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

Section 6.6 Accounts

Borrowers shall maintain all of its depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements) subject to the following:

(a) all accounts to be maintained at Bank shall be operational within thirty (30) days after the Closing Date;

(b) all operating accounts currently maintained with financial institutions other than Bank must be closed no later than one hundred and eighty (180) days after the Closing Date;

(c) all investment accounts currently maintained with financial institutions other than Bank must be closed no later than ninety (90) days after the Closing Date;

(d) operating accounts not domiciled in the United States or Canada may be maintained with a financial institution other than Bank to the extent that (i) Borrowers have delivered to Bank a fully executed account control agreement in form and substance acceptable to Bank, and (ii) Bank has daily access to balance information in such operating account;

(e) Borrowers may maintain up to fifty percent (50%) of their cash balances in accounts with other financial institutions provided that (i) Borrowers have cash balances at Bank in excess of $50,000,0000, and (ii) Borrowers have delivered to Bank a fully executed account/securities control agreement in form and substance acceptable to Bank; and

(f) Borrowers may maintain up to seventy five percent (75%) of their cash balances in accounts with other financial institutions provided that (ii) Borrowers have cash balances at Bank in excess of $100,000,000, and (ii) Borrowers have delivered to Bank a fully executed account/securities control agreement in form and substance acceptable to Bank.

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Section 6.7 Reserved.

Section 6.8 Registration of Intellectual Property Rights

(1) Each Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the applicable intellectual property office or authority, including the date of such filing and the registration or application numbers, if any.

(2) Each Borrower shall (i) give Bank prior written notice prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by such Borrower; (ii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; and (iii) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(3) Each Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(4) Each Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(5) Bank may audit Borrowers’ Intellectual Property Collateral to confirm compliance with Section 6.2(a) and this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that a Borrower is required under this Section 6.8 to take but which a Borrower fails to take, after fifteen (15) days’ notice to Borrowers. Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

Section 6.9 Restricted Agreement Consents

Prior to entering into or becoming bound by any Restricted Agreement, a Borrower shall: (i) provide written notice to Bank of such Restricted Agreement with a description of its likely impact on such Borrower’s business or financial condition; and (ii) upon request of Bank, will use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (A) such Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in such license or contract right, and to have the power to assign such license or contract rights in connection with any enforcement remedies, that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

Section 6.10 Further Assurances

At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

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ARTICLE 7 – NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, each Borrower shall not do any of the following:

Section 7.1 Dispositions

Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

Section 7.2 Change in Name, Location, Chief Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control

Change its name or jurisdiction of incorporation or organization or relocate its chief executive office, domicile or principal place of business without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without thirty (30) days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrowers; change its fiscal year end; have a Change in Control.

Section 7.3 Mergers or Acquisitions

Amalgamate, merge or consolidate, or permit any of its Subsidiaries to amalgamate, merge or consolidate, with or into any other business organization (other than amalgamations, mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower, provided that Bank concurrently receives such security and other documentation as it may reasonably require), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person except where (i) such transactions do not in the aggregate exceed Seven Million, Five Hundred Thousand Dollars ($7,500,000) during the two years immediately following the Closing Date, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Bank has a fully perfected, first priority security interest over the acquired assets or entity, as applicable.

Section 7.4 Indebtedness

Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on a Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

Section 7.5 Encumbrances

Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or covenant to any other Person that a Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Borrower’s property.

Section 7.6 Distributions

Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests, except that a Borrower may (i) repurchase the Equity Interests of former employees pursuant to equity repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the Equity Interests of former employees pursuant to equity repurchase agreements by the cancellation of indebtedness owed by such former employees to such Borrower regardless of whether an Event of Default exists. Notwithstanding the

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foregoing or any other provision of this Agreement to the contrary herein, and for greater certainty, provided that no Event of Default has occurred and is continuing, a Borrower may declare and pay dividends or make other payments to another Borrower in the ordinary course of business (but only if Borrower receiving such dividend or payment has provided Security to Bank).

Section 7.7 Investments

Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, no Borrower shall enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

Section 7.8 Transactions with Affiliates

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favourable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person other than equity financings with existing investors of such Borrower which does not result in a Change of Control and the terms of such equity financing do not conflict or violate the terms of this Agreement.

Section 7.9 Subordinated Debt

Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

Section 7.10 Inventory and Equipment

Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Article 10, the locations disclosed in the current Schedule of Exceptions and such other locations of which a Borrower has (i) provided Bank thirty (30) days prior written notice and (ii) taken all necessary action as requested by Bank in order to ensure that assets located at such locations are secured and that Bank has a perfected, first priority Lien on such assets (including, without limitation, executing additional security documentation and obtaining landlord waivers, mortgage waivers or bailee waivers in form and substance reasonably satisfactory to Bank).

Section 7.11 No Investment Company; Margin Regulation

Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

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Section 7.12 Inactive Subsidiaries

Permit any of the Inactive Subsidiaries to carry on any business, incur any liabilities or own any assets or property.

ARTICLE 8 – EVENTS OF DEFAULT

Any one or more of the following events shall constitute a default under this Agreement (each an “Event of Default”):

Section 8.1 Payment Default

If any Borrower fails to pay any of the Obligations when due.

Section 8.2 Covenant Default

(1) If any Borrower fails to perform any obligation under Sections 6.2, 6.5. 6.6, 6.7 or 6.10 or violates any of the covenants contained in Article 7 of this Agreement;

(2) If any Borrower fails to perform any obligation under Sections 6.1, 6.3, 6.4, 6.8 or 6.9 and that failure, if capable of being remedied, is not remedied within ten (10) days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; or

(3) If any Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrowers be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrowers continue to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

Section 8.3 Material Adverse Change

If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

Section 8.4 Attachment

If any material portion of the assets of a Borrower and/or any of its Subsidiaries is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower and/or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of the assets of a Borrower and/or any its Subsidiaries, or if a notice of lien, levy, or assessment is filed of record with respect to any of the assets of a Borrower and/or any its Subsidiaries by any government, or any department, agency, or instrumentality thereof, or by any federal, provincial, territorial, state, county, municipal or governmental agency, and the same is not paid within ten (10) days after a Borrower and/or any of its Subsidiaries receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower and/or its Subsidiaries (provided that no Credit Extensions will be made during such cure period).

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Section 8.5 Insolvency

If a Borrower and/or any of its Subsidiaries becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower and/or any of its Subsidiaries, or if an Insolvency Proceeding is commenced against a Borrower and/or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

Section 8.6 Other Agreements

If there is a default or other failure to perform in any agreement to which a Borrower and/or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or that would reasonably be expected to have a Material Adverse Effect.

Section 8.7 Subordinated Debt

If a Borrower and/or any of its Subsidiaries makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank.

Section 8.8 Judgments; Settlements

If one or more (a) judgments, orders, decrees or arbitration awards requiring a Borrower and/or any of its Subsidiaries to pay an aggregate amount of Five Hundred Thousand Dollars ($500,000) or greater shall be rendered against a Borrower and/or any of its Subsidiaries and the same shall not have been vacated or stayed within ten (10) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by a Borrower and/or any of its Subsidiaries for the payment by such Borrower and/or any of its Subsidiaries of an aggregate amount of Five Hundred Thousand Dollars ($500,000) or greater or that could reasonably be expected to have a Material Adverse Effect.

Section 8.9 Misrepresentations

If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

Section 8.10 Guarantee

If any guarantee of all or a portion of the Obligations (a “Guarantee”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guarantee or a security agreement securing any Guarantee (collectively, the “Guarantee Documents”), or any event of default occurs under any Guarantee Document or any guarantor revokes or purports to revoke a Guarantee, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guarantee Document or in any certificate delivered to Bank in connection with any Guarantee Document, or if any of the circumstances described in Section 8.3 through Section 8.9 occur with respect to any guarantor.

ARTICLE 9 – BANK’S RIGHTS AND REMEDIES

Section 9.1 Rights and Remedies

Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

20	LOAN AGREEMENT

(a)	Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)	Demand that Borrowers (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, outstanding Credit Card Services, or outstanding FX Contracts, as collateral security for the repayment of any future drawings under such Letters of Credit, outstanding Credit Card Services, or outstanding FX Contracts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, Credit Card Services fees, or FX Contracts fees, and Borrowers shall promptly deposit and pay such amounts;

(c)	Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between any Borrower and Bank;

(d)	Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)	Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrowers’ owned premises, Borrowers hereby grant Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)	Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by Bank;

(g)	Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)	Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrowers shall be credited with the proceeds of the sale;

(i)	Bank may credit bid and purchase at any public sale;

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(j)	Enforce and realize on Security;

(k)	Apply for the appointment of a receiver, receiver-manager, receiver and manager, interim receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Borrower, any guarantor or any other Person liable for any of the Obligations; and

(l)	Proceed to exercise any and all rights under this Agreement or under any other Loan Document or otherwise permitted by law.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Bank may comply with any applicable provincial, territorial, state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 9.2 Power of Attorney

Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Borrower’s name on any cheques or other forms of payment or security that may come into Bank’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) file any of such Borrower’s tax returns and related documents with the appropriate Governmental Authority; (h) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any security agreement entered into between such Borrower and Bank without first obtaining such Borrower’s approval of or signature to such modification by amending the exhibits or schedules thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents, Trademarks or other Intellectual Property Collateral acquired by such Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents, Trademarks or other Intellectual Property Collateral in which such Borrower no longer has or claims to have any right, title or interest; and (i) file, in its sole discretion, one or more financing statements, financing change statements or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of such Borrower on any of the documents described in clauses (h) and (i) above, regardless of whether an Event of Default has occurred. The appointment of Bank as a Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extension hereunder is terminated.

Section 9.3 Accounts Collection

At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

Section 9.4 Bank Expenses

If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to such Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves

22	LOAN AGREEMENT

under any facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

Section 9.5 Bank’s Liability for Collateral

Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

Section 9.6 No Obligation to Pursue Others

Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers. Each Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

Section 9.7 Remedies Cumulative

Bank’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the PPSA, the UCC, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

Section 9.8 Demand; Protest

Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

ARTICLE 10 – NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	c/o PointClickCare Corp. 6975 Creditview Road, Unit 4 Mississauga, ON L5N 8E9 Attn: Bruce Toner, Chief Financial Officer Fax : 905.858.2248

If to Bank:	Comerica Bank M/C 7578 39200 Six Mile Rd.

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Livonia, MI 48152 Attn: National Documentation Services

With a Copy to:	Comerica Bank Suite 2210, South Tower Royal Bank Plaza, P.O. Box 61 Toronto, Ontario M4W 3E2 Attn: Robert C. Rosen Fax: 416.367.2460

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

ARTICLE 11 – CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

This Agreement shall be governed by, and construed in accordance with, the internal laws of the Province of Ontario and federal laws of Canada applicable therein, without regard to principles of conflicts of law. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

ARTICLE 12 – GENERAL PROVISIONS

Section 12.1 Successors and Assigns

This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

Section 12.2 Indemnification

Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the other Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable legal fees and expenses), except for losses caused by Bank’s gross negligence or wilful misconduct.

Section 12.3 Time of Essence

Time is of the essence for the performance of all obligations set forth in this Agreement.

Section 12.4 Severability of Provisions

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

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Section 12.5 Amendments in Writing, Integration

All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the other Loan Documents.

Section 12.6 Counterparts

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail in pdf format shall, in each case, be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.7 Survival

All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to any Borrower. The obligations of a Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run out.

Section 12.8 Confidentiality

In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the parent, subsidiaries, or Affiliates and service providers of Bank, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

Section 12.9 Paramountcy

If any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control. For greater certainty, no provision in this Agreement shall be in conflict with, or be inconsistent with, any provision in any other Loan Documents unless a Borrower or the relevant Subsidiary of a Borrower cannot comply with both provisions.

ARTICLE 13 – CO-BORROWER PROVISIONS

Section 13.1 Primary Obligation

This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as

25	LOAN AGREEMENT

made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates. Furthermore, the successful operation of each Borrower is dependent on the continued successful performance of the integrated group of Borrowers, such that each Borrower will benefit from any Credit Extensions Bank makes to another Borrower.

Section 13.2 Enforcement of Rights

Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

Section 13.3 Borrowers as Agents

Each Borrower appoints the other Borrowers as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of a Borrower.

Section 13.4 Subrogation and Similar Rights

Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

Section 13.5 Waivers of Notice

Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof to the extent permitted under applicable law; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which a Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of a Borrower’s risks hereunder.

Section 13.6 Right to Settle, Release

(1) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

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(2) Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

Section 13.7 Subordination

All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and such Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

27	LOAN AGREEMENT

The parties have executed this Agreement.

POINTCLICKCARE CORP.

By:	/s/ Michael Wessinger
Name: Michael Wessinger Title: Chief Executive Officer

WESCOM SOLUTIONS INC.

By:	/s/ Michael Wessinger
Name: Michael Wessinger Title: President

MEAL METRICS INC.

By:	/s/ David Belbeck
Name: David Belbeck Title: Secretary

WESCOM SOLUTIONS, CORP.

By:	/s/ David Belbeck
Name: David Belbeck Title: Chief Financial Officer

WESCOM HEALTHCARE SOLUTIONS CORP.

By:	/s/ David Belbeck
Name: David Belbeck Title: Secretary & Treasurer

ACCU-MED SERVICES LLC

By:	/s/ David Belbeck
Name: David Belbeck Title: Secretary & Treasurer

COMERICA BANK

By:	/s/ Omer Ahmed
Name: Omer Ahmed Title: VP TLS Division

LOAN AGREEMENT

Exhibit A – Definitions

(1) “Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower and any and all credit insurance, guarantees, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and Books relating to any of the foregoing.

(2) “Accu-Med” means Accu-Med Services LLC, a limited liability company existing under the laws of the State of Delaware, and its successors and permitted assigns.

(3) “Accu-Med IP Security Agreement” means the intellectual property security agreement dated as of the date hereof executed by Accu-Med in favour of Bank, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

(4) “Accu-Med Security Agreement” means the security agreement dated as of the date hereof executed by Accu-Med in favour of Bank, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

(5) “Advance” or “Advances” mean a cash advance or cash advances under the Revolving Facility.

(6) “Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

(7) “Agreed Currency” has the meaning assigned in Section 2.10(1)(a).

(8) “Agreement” means this agreement, including any Schedules and Exhibits hereto, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

(9) “Annualized Renewal Rate Factor” or “ARRF” means, as of the date of determination, an amount equal to one (1) minus the Average Trailing Monthly Churn.

(10) “Average Trailing Monthly Churn” or “ATMC” means, as of the date of determination, the aggregate amount of the LTMC divided by three (3).

(11) “Bank” means Comerica Bank, a Texas banking association and authorized foreign bank under the Bank Act (Canada), and its successors and assigns.

(12) “Bank Expenses” means all reasonable costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees.

(13) “Board of Directors” means the board of directors of a Borrower.

(14) “Books” means all of the books and records of a Borrower including: ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

A-1	LOAN AGREEMENT

(15) “Borrowers” means, collectively, Parent, WSI, Meal Metrics, WSC, WHSC and Accu-Med, and “Borrower” means any one of them.

(16) “Borrowing Base” means, as of the date of determination, the aggregate amount equal to the following:

(a)	90% of the amount resulting from application of the following formula: [(TTMRC minus CSR) x ARRF x RMF], less

(b)	the Preferred Claims Reserve Amount;

in each case, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower to Bank.

(17) “Borrowing Base Certificate” means the certificate attached to this Agreement as Exhibit E.

(18) “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in Toronto, Ontario are authorized or required to close.

(19) “Canadian Benefit Plans” means all material employee benefit plans or arrangements maintained or contributed to by a Borrower that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of a Borrower participate or are eligible to participate but excluding all stock option or stock purchase plans.

(20) “Canadian Dollar, Dollars” and the symbol “C$” means lawful money of Canada.

(21) “Canadian Pension Plans” means all plans or arrangements that are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by a Borrower for its employees or former employees.

(22) “Cancelled Subscription Revenue” or “CSR” means, as of the date of determination, an amount equal to the following:

(a)	the total amount of the subscription revenue lost by Borrowers in the third month immediately preceding the date of determination, plus

(b)	two (2) times the total amount of the subscription revenue lost by Borrowers in the second month immediately preceding the date of determination, plus

(c)	three (3) times the total amount of the subscription revenue lost by Borrowers in the month immediately preceding the date of determination.

(23) “Change in Control” shall mean (i) any merger, amalgamation or consolidation involving a Borrower and any other corporation or other entity or Person in which the Persons who were the shareholders of such Borrower immediately prior to such merger, amalgamation or consolidation own less than fifty percent (50%) of the outstanding voting shares of the surviving or continuing entity after such merger, amalgamation or consolidation; or (ii) the sale, exchange or transfer by a Borrower’s shareholders, in a single transaction or series of related transactions, of capital shares representing not less than a majority of the outstanding voting shares of such Borrower; provided that no Change in Control shall be deemed to have occurred in connection with the issuance of shares of a Borrower pursuant to an initial public offering.

(24) “Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority,

A-2	LOAN AGREEMENT

or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the Canadian or United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

(25) “Closing Date” means the date of this Agreement.

(26) “Collateral” means the undertaking, property and assets covered by the Security and any other property, real or personal, tangible or intangible, now existing or hereafter acquired by Borrower, that may at any time be or become subject to a Lien in favour of Bank to secure any or all of the Obligations.

(27) “Collateral Jurisdiction” means the following jurisdiction(s)where the Collateral is located are the following (i) Province of Ontario with respect to Parent, (ii) Province of Ontario with respect to WSI, (iii) Provinces of Ontario and Manitoba with respect to Meal Metrics, (iv) State of Delaware with respect to WSC, (v) State of Delaware with respect to WHSC, and (v) States of Delaware, Ohio and California with respect to Accu-Med.

(28) “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

(29) “Copyrights” means any and all copyrights, domestic and foreign (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Copyright Office or United States Copyright office or in any similar office in any other country, and all reissues, extensions or renewals thereof.

(30) “Credit Card Services Sublimit” means a sublimit for corporate credit cards under the Revolving Facility not to exceed US$750,000.

(31) “Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of a Borrower hereunder.

(32) “Daily Balance” means the amount of the Obligations owed at the end of a given day.

(33) “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

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(a)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in US Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(b)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

(34) “Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal, provincial, state, municipal, local, foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

(35) “Equity Interests” mean, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

(36) “Equipment” means all present and future equipment in which a Borrower has an interest, including, without limiting the generality of the foregoing, machinery, tools, fixtures, tenant improvement, furniture, chattels, motor vehicles and other tangible personal property that is not Inventory, and all parts, components, attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing.

(37) “Equivalent Amount” means, with respect to any two currencies, the amount obtained in one such currency when an amount in the other currency is converted into the first currency using the spot wholesale transactions buying rate of the Bank of Canada for the purchase of the applicable amount of the first currency with the other currency in effect as of 12:00 noon on the Business Day with respect to which such computation is required for the purpose of this Agreement or, in the absence of such a buying rate on such date, using such other rate as Bank may select acting reasonably.

(38) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(39) “Event of Default” has the meaning assigned in Article 8.

(40) “GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America.

(41) “Governmental Authority” means the government of Canada, the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

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(42) “Grantor Licences” means all agreements pursuant to which a Borrower has granted rights or an option to acquire rights to use any Intellectual Property Collateral.

(43) “Inactive Subsidiaries” means, collectively, PointClickCare International Corporation, RH Positive, Inc. and Accu-Med Services of Washington LLC.

(44) “Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) all obligations arising under the Credit Card Services Sublimit and FX Facility, if any.

(45) “Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the United States Bankruptcy Code, each as amended, or under any other bankruptcy or insolvency law of any jurisdiction, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

(46) “Intellectual Property Collateral” means all Copyrights, Patents, Trademarks and any other intellectual or industrial property now owned or licensed or hereafter owned, acquired or licensed by a Borrower, including trade secrets, Software and Software Documentation, whether owned or licensed, and all benefits, options and rights to use any of the foregoing, including all User Licences and all Grantor Licences, securities, instruments and, when the context permits, all registrations and applications that have been made or shall be made or filed in any office in any jurisdiction in respect of the foregoing, and all reissues, extensions and renewals thereof.

(47) “Inventory” means all present and future inventory in which a Borrower has any interest, including, without limiting the generality of the foregoing, goods acquired or held for sale or lease or furnished or to be furnished under contracts of rental or service, all raw materials, work in process, finished goods, returned goods, repossessed goods, and all packaging materials, supplies and containers relating to or used or consumed in connection with any of the foregoing.

(48) “Investment” means any beneficial ownership of (including stock, partnership, limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

(49) “Last Three Months’ Cancellation” or “LTMC” means, as of the date of determination, an amount equal to the following:

(a)	the total amount of the subscription revenue lost by Borrowers in the third month immediately preceding the date of determination divided by the Monthly Subscriber Base at the beginning of such third month, plus

(b)	the total amount of the subscription revenue lost by Borrowers in the second month immediately preceding the date of determination divided by the Monthly Subscriber Base at the beginning of such second month, plus

(c)	the total amount of the subscription revenue lost by Borrowers in the month immediately preceding the date of determination divided by the Monthly Subscriber Base at the beginning of such month.

(50) “Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at a Borrower’s request in accordance with Section 2.2(2)(c).

(51) “Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Facility not to exceed US$500,000.

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(52) “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to a Borrower.

(53) “Lien” means any mortgage, lien, hypothec, deed of trust, charge, pledge, security interest or other encumbrance.

(54) “Loan Documents” means, collectively, this Agreement, any guarantee, any note or notes executed by a Borrower, the Security and any other document, instrument or agreement entered into in connection with this Agreement, all as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

(55) “Loan-Related Payment” has the meaning assigned in Section 2.9(1).

(56) “Material Adverse Effect” means (i) a material adverse change in Borrowers’ prospects, business or financial condition, taken as a whole, (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing a Borrower’s obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral.

(57) “Meal Metrics” means Meal Metrics Inc., a company existing under the laws of the Province of Ontario, and its successors and permitted assigns.

(58) “Meal Metrics Security Agreement” means the general security agreement dated as of the date hereof executed by Meal Metrics in favour of Bank, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

(59) “Monthly Subscription Base” means, as of the date of determination, the projected monthly revenue derived from activate subscription contracts.

(60) “Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and a Borrower’s Books relating to any of the foregoing.

(61) “Object Code” means fully compiled or assembled Software in binary form which may be used directly by information processing equipment to process information.

(62) “Obligations” mean all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

(63) “Parent” means PointClickCare Corp., a company existing under the laws of the Province of Ontario, and its successors and permitted assigns.

(64) “Parent Security Agreement” means the general security agreement dated as of the date hereof executed by Parent in favour of Bank, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time

(65) “Patents” means all patents, patent applications and intellectual or industrial property underlying such patents or patent applications of a Borrower, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

(66) “Payment Currency” has the meaning assigned in Section 2.10(1)(a).

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(67)	“Periodic Payments” means all instalments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between a Borrower and Bank.

(68)	“Permitted Indebtedness” means:

(a)	Indebtedness of a Borrower in favour of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule of Exceptions;

(c)	Indebtedness not to exceed $1,000,000 (excluding the Indebtedness listed in the Schedule of Exceptions) in the aggregate secured by a lien described in clause (c) of the defined term “Permitted Liens”, provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Indebtedness that constitutes a Permitted Investment;

(g)	Indebtedness to Canadian Imperial Bank of Commerce resulting from foreign exchange contracts existing as of the Closing Date; and

(h)	extensions, refinancings and renewals of any items of Permitted Indebtedness (other than the Indebtedness described in paragraph (g)), provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be

(69)	“Permitted Investments” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule of Exceptions;

(b)	(i) marketable direct obligations issued or unconditionally guaranteed by Canada or any Province thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Ratings Service or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts and deposit accounts;

(c)	repurchases of Equity Interests from former employees, directors or consultants of a Borrower under the terms of applicable equity repurchase agreements (i) in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, directors or consultants to a Borrower regardless of whether an Event of Default exists;

(d)	Investments accepted in connection with Permitted Transfers;

(e)	Investment of Subsidiaries in or to other Subsidiaries or a Borrower and Investments by a Borrower in Subsidiaries (i) existing as of the Closing Date, and (ii) additional Investments not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for all Borrowers in any fiscal year;

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(f)	Investments not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of Borrowers or its Subsidiaries pursuant to employee equity purchase plan agreements approved by a Borrower’s Board of Directors;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;

(h)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary; and

(i)	joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

(70)	“Permitted Liens” mean:

(a)	any Liens existing on the Closing Date and disclosed in the Schedule of Exceptions (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which a Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens securing Indebtedness not to exceed One Million Dollars ($1,000,000) in the aggregate (excluding Liens listed in the Schedule of Exceptions) (i) upon or in any Equipment acquired or held by Borrowers or any of their Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 (attachment) or Section 8.8 (judgments/settlements);

(f)	cash collateral in the maximum principal amount not to exceed C$2,500,000 maintained at Canadian Imperial Bank of Commerce as security for the obligations referenced in paragraph (g) of the definition of “Permitted Indebtedness”; and

(g)	Liens relating to Subordinated Debt, if approved by Bank and if appropriate subordination agreements or intercreditor agreements, containing terms satisfactory to Bank in its sole discretion, have been delivered to Bank, provided that nothing in this definition or otherwise in this Agreement or any other Loan Document shall (x) be construed as evidencing an intention or agreement on the part of Bank that Security or the

A-8	LOAN AGREEMENT

Obligations be or have been subordinated to any Permitted Liens, or (y) cause any such subordination to occur.

(71)	“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)	worn-out, obsolete or surplus Equipment;

(d)	Transfers that explicitly permitted by Section 7or

(e)	other assets of Borrowers or their Subsidiaries that do not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) during any fiscal year.

(72)	“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

(73)	“PPSA” shall mean the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Bank’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

(74)	“Preferred Claims” means, at any time, all claims secured by a Lien created by, or arising under any statute or regulation or arising under common law (in contrast with Liens voluntarily granted) which rank, or are capable of ranking, prior to or pari passu with the Liens created by the Security against all or any part of Borrower’s assets, whether then existing or, in Bank’s judgment acting reasonably, likely to arise, including claims for unremitted rents, taxes, wages, vacation pay, employee deductions, workers’ compensation obligations, government royalties or pension fund obligations.

(75)	“Preferred Claims Reserve Amount” means the lesser of the following; (i) an aggregate amount equal to C$2,000 per Canadian domiciled employee of Borrower, and (ii) the aggregate amount of reserves for Preferred Claims which Bank deems necessary, in its sole discretion, to maintain.

(76)	“Primary Premises” means the leased location(s) of Borrowers where Accounts are invoiced and the Books are maintained which at the Closing Date is the leased premises municipally known as 6975 Creditview Road, Unit 4, Mississauga, Ontario L5N 8E9 and 7100 West Credit Avenue, Second Floor, Mississauga, Ontario L5N 0E4.

(77)	“Prime Rate” means the variable rate of interest, per annum, announced by Bank from time to time as its “prime rate” for loans denominated in Canadian Dollars whether or not such announced rate is the lowest rate available from Bank.

(78)	“Prohibited Territory” means any Person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

(79)	“Reserve Amount” means an amount equal to three (3) months rent payable by Borrowers under its/their lease agreement(s) (as amended) in respect of the Primary Premises.

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(80)	“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrowers.

(81)	“Restricted Agreement” means any material license or other material agreement (other than over-the-counter software that is commercially available to the public and “open source” licenses) to which a Borrower is a party or under which a Borrower is bound (including licenses and agreements under which a Borrower is a licensee): (a) that prohibits or otherwise restricts a Borrower from assigning to Bank, or granting to Bank a Lien in, a Borrower’s interest in such license or agreement, the rights arising thereunder or any other property, or (b) for which a default under or termination of such license or contract could interfere with the Bank’s right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law.

(82)	“Revenue Mix Factor” or “RMF” means, as of the date of determination, an amount equal to (a) the aggregate amount of subscription revenues for the Borrowers during the last three (3) months immediately preceding the date of determination, divided by (b) the aggregate amount of total revenue for Borrowers during the last three (3) months immediately preceding the date of determination.

(83)	“Revolving Commitment” means US$20,000,000, as cancelled, reduced or terminated under this Agreement (inclusive the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit and the aggregate limits of the corporate credit cards issued to a Borrower under the Credit Card Services Sublimit).

(84)	“Revolving Facility” means a revolving credit facility up to the Revolving Commitment.

(85)	“Revolving Maturity Date” means the day which is two years after the Closing Date.

(86)	“Revolving Maximum Amount” means the lesser of the US Dollar Amount of the following: (a) the Revolving Commitment, and (b) the Borrowing Base, as determined at any time from time to time.

(87)	“Schedule of Exceptions” means the schedule of exceptions attached hereto and approved by Bank, if any.

(88)	“Security” means the Security Agreements, and all other present and future security from time to time held by or on behalf of Bank from a Borrower or any other Person as security for the Obligations.

(89)	“Security Agreements” means the Parent Security Agreement, WSI Security Agreement, Meal Metrics Security Agreement, WSC Security Agreement, WSC IP Security Agreement, WHSC Security Agreement, WHSC IP Security Agreement, Accu-Med Security Agreement and Accu-Med IP Security Agreement.

(90)	“Software” means all computer programs, firmware and databases and portions of each of the foregoing in whatever form and on whatever medium expressed, fixed, embodied or stored from time to time, whether physical, magnetic, electronic, optical or otherwise and the Copyright, Patents and trade secrets therein including, without limitation, Object Code and Source Code versions of each such program and firmware and portion thereof and all corrections, updates, enhancements, translations, modifications, adaptations and new versions thereof together with both the media upon or in which such programs, firmware, databases and portions thereof are expressed, fixed, embodied or stored (such as disks, diskettes, tapes and semiconductor chips) and all flow charts, manuals, instructions, documentation and other material relating thereto.

(91)	“Software Documentation” means all documentation and other materials in any way related to Software including, without limitation, copies of the Source Code or Object Code, drawings, flowcharts, user’s manuals, reference manuals and all functional descriptions and specifications of or relating to the Software regardless of the medium in or on which such information is stored including, without limitation, all such information necessary or desirable for the production, modification, enhancement, testing, marketing and use of the Software.

(92)	“Source Code” means Software created or stored in a computer programming or instructional language, including without limitation, computer programming or instructional language commonly used for the creation or storage of Software such as, without limitation, Pascal, Fortran, Basic and C.

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(93)	“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by such Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by such Borrower and Bank).

(94)	“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50% of the stock, limited liability company interest, other units of ownership or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

(95)	“Tax Amount” has the meaning assigned in Section 2.9(2)(a).

(96)	“Tax Jurisdiction” has the meaning assigned in Section 2.9(1).

(97)	“Tax Reimbursement Amount” has the meaning assigned in Section 2.9(2)(a).

(98)	“Taxes” means all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

(99)	“Trademarks” means all trademarks and trade names of a Borrower, registered and unregistered, including, without limitation (a) all designs, logos, indicia, trade names, corporate names, company names, business names, trade styles, service marks, logos and other source or business identifiers, (b) all fictitious characters, (c) all prints and labels on which any of the foregoing have appeared or appear or shall appear, (d) all registrations and applications that have been or shall be made or filed in the Canadian Intellectual Property Office or United States Patent and Trademark Office or any similar office in any other country or political subdivision thereof and all records thereof and all reissues, extensions, or renewals thereof, (e) all goodwill associated with or symbolized by any of the foregoing; and (f) all common law and other rights in the above.

(100) “Transfer” has the meaning assigned in Section 7.1.

(101) “Trailing Three Month Revenue Collections” or “TTMR” means, as of the date of determination, all cash collections derived from the revenue of Borrowers in the aggregate for the three (3) month period immediately preceding the date of determination.

(102) “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

(103) “US Dollars” or “US$” or “$” means lawful money of the United States of America.

(104) “US Dollar Amount” means, for any amount on any particular date, the aggregate of: (a) the portion, if any, of the amount denominated in US Dollars, and (b) the Equivalent Amount in US Dollars (determined on such date unless otherwise specified herein) of the portion, if any, of the amount denominated in another currency.

(105) “US Prime Rate” means the variable rate of interest, per annum, announced by Bank from time to time and adjusted by Bank from time to time as its “prime rate” for loans denominated in US Dollars whether or not such announced rate is the lowest rate available from Bank.

(106) “US Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the US Prime Rate in effect on such day, but in no event and at no time shall the US Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any

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time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the US Prime Referenced Rate for each such day shall be the US Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

(107) “User Licences” means all agreements pursuant to which a Borrower has obtained rights or an option to acquire rights to use any Intellectual Property Collateral.

(108) “WHSC” means Wescom Healthcare Solutions Corp., a company existing under the laws of the State of Delaware, and its successors and permitted assigns.

(109) “WHSC IP Security Agreement” means the intellectual property security agreement dated as of the date hereof executed by WHSC in favour of Bank, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

(110) “WHSC Security Agreement” means the security agreement dated as of the date hereof executed by WHSC in favour of Bank, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

(111) “WSC” means Wescom Solutions, Corp., a company existing under the laws of the State of Delaware, and its successors and permitted assigns.

(112) “WSC IP Security Agreement” means the intellectual property security agreement dated as of the date hereof executed by WSC in favour of Bank, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

(113) “WSC Security Agreement” means the security agreement dated as of the date hereof executed by WSC in favour of Bank, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

(114) “WSI” means Wescom Solutions Inc., a company existing under the laws of the Province of Ontario, and its successors and permitted assigns.

(115) “WSI Security Agreement” means the general security agreement dated as of the date hereof executed by WSI in favour of Bank, as amended, varied, supplemented, restated, renewed or replaced at any time from time to time.

A-12	LOAN AGREEMENT

Exhibit B – Loan Payment/Advance Telephone Request Form

DEADLINE FOR SAME DAY PROCESSING IS 2:00 P.M., EASTERN TIME

TO:	TECHNOLOGY AND LIFE SCIENCES DIVISION	DATE:

FAX #:	(416) 367-3325 and (650) 846-6840	TIME:

FROM:
CLIENT NAME (BORROWER)

REQUESTED BY:
AUTHORIZED SIGNATORY’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE		REQUEST DOLLAR AMOUNT (Specify C$ or US$)

PRINCIPAL INCREASE (REVOLVING FACILITY)	$

PRINCIPAL PAYMENT (ONLY) (REVOLVING FACILITY)	$

INTEREST PAYMENT (ONLY) (REVOLVING FACILITY)	$

PRINCIPAL /INTEREST PAYMENT (REVOLVING FACILITY)	$

OTHER INSTRUCTIONS:

All representations and warranties of Borrowers stated in each of the Loan Agreement and the Security are true, correct and complete as of the date of the telephone request for an Advance confirmed by this request; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

Authorized Signature (Bank)

B-1	LOAN AGREEMENT

Exhibit C – Comerica Bank Itemization of Amount Financed Disbursements Instructions

Name(s): [NAME OF BORROWER(S)]	Date:

$	credited to deposit account No. when Advances are requested or disbursed to Borrower by cheque or wire transfer

Amounts paid to others on your behalf:

$	to Comerica Bank counsel fees and expenses

$	to Comerica Bank for closing fee

$	to

$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for COMERICA BANK to disburse the loan proceeds as stated above.

[NAME OF BORROWER(S)]

By:
Name: —
Title: —

C-1	LOAN AGREEMENT

Exhibit D – Compliance Certificate

Please send all Required Reporting to:	Comerica Bank
Technology & Life Sciences Division
Suite 2210, South Tower
Royal Bank Plaza, P.O. Box 61
Toronto, Ontario M5J 2J2

	Attention:	Robert C. Rosen, Vice President
	Facsimile:	(416) 367-3325

FROM: PointClickCare Corp., Wescom Solutions Inc., Meal Metrics Inc., Wescom Solutions, Corp., Wescom Healthcare Solutions Corp., Accu-Med Services LLC (“Borrowers”

The undersigned authorized Officer of Borrowers, hereby certifies that in accordance with the terms and conditions of the Loan Agreement among Borrowers and Bank (the “Agreement”), (i) Borrowers are in complete compliance for the period ending                                          with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES

Company Prepared F/S	Monthly, within 45 days	YES	NO
Compliance Certificate	Monthly, within 45 days	YES	NO
CPA Audits, Unqualified F/S	Annually, within 150 days of FYE	YES	NO
Borrowing Base Cert., A/R, A/P Agings and Eligible Recurring Revenue and Collections Report	Monthly, within 45 days	YES	NO
Annual Business Plan (incl. operating budget)	Annually, within 45 days of FYE	YES	NO
Intellectual Property Report	Quarterly within 45 days	YES	NO
Audit	Semi-annual	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO
Total amount of Borrowers’ cash and investments	Amount: $	YES	NO
Total amount of Borrowers’ cash and investments maintained with Bank	Amount: $	YES	NO

	DESCRIPTION	APPLICABLE

Legal Action > $500,000	Notify promptly upon notice	YES	NO
Inventory Disputes > $100,000	Notify promptly upon notice	YES	NO
Mergers & Acquisitions	Notify promptly upon notice	YES	NO
Cross default with other agreements > $500,000	Notify promptly upon notice	YES	NO

D-1	LOAN AGREEMENT

Judgement > $500,000	Notify promptly upon notice	YES	NO

OTHER COVENANTS	REQUIRED	ACTUAL	COMPLIES

Permitted Indebtedness for equipment leases	<$3,000,000		YES	NO

Permitted Investments for stock repurchase	<$100,000		YES	NO

Permitted Investments for subsidiaries	<$500,000		YES	NO

Permitted Investments for employee loans	<$500,000		YES	NO

Permitted Investments for joint ventures	<$100,000		YES	NO

Permitted Liens for equipment leases	<$1,000,000		YES	NO

Permitted Transfers	<$500,000		YES	NO

Please Enter Below Comments Regarding Violations:

The Officer further acknowledges that at any time a Borrower is not in compliance with all the terms set forth in the Agreement, including without limitation, the further covenants, no credit extensions will be made.

Very truly yours,

Authorized Signer

Name:

Title:

D-2	LOAN AGREEMENT

Exhibit E – Borrowing Base Certificate

(See Attached)

E-1	LOAN AGREEMENT

Schedule of Exceptions

Permitted Indebtedness (Exhibit A-(68))

Name	Name	Details	End date	Amount ($)	Currency

1	De Lage Laden Financial Services Inc.	Master loan agreement 503268 Loan Schedule No 1	December 29, 2014	65,670	US

2	De Lage Laden Financial Services Inc.	Master loan agreement 503268 Loan Schedule No 2	December 18, 2016	1,098,611	US

3	De Lage Laden Financial Services Inc.	Master loan agreement 503268 Loan Schedule No 3	August 29, 2017	229,783	US

4	Microsoft	Agreement number E9701104	November 8, 2016	2,384,148	Cdn

5	Creative Solutions Unlimited	Customer Acquisition	April 30, 2017	1,067,675	US

6	Galaxy Hosted Software Solutions	Customer Acquisition	January 31, 2016	748,302	US

7	Amex Credit Card Facility	Facility Limit	NA	915,000	Cdn

Permitted Investments (Exhibit A-(69))

Nil.

Permitted Liens (Exhibit A-(70))

Liens securing the Indebtedness listed as Items 1-3 under the heading of Permitted Indebtedness above, provided that the Lien is confined solely to the equipment listed in the master loan agreement referenced above and improvements thereon, and proceeds of such equipment.

Collateral Maintained with Persons other than Bank (Section 5.3)

Bank accounts maintained at Canadian Imperial Bank of Commerce solely for purposes of maintaining the cash collateral referenced in paragraph (f) of the definition of “Permitted Liens”.

Equinix Operating Co., Inc. – co-location provider

LOAN AGREEMENT

Intellectual Property Collateral (Section 5.4)

Nil.

Prior Names (Section 5.5)

Name	Registration #	Effective/Expiry Date

Legal Name: PointClickCare Corp.

Wescom Inc. (formerly)

Legal Name: Wescom Solutions Inc.

Pointclickcare.com	131124075	2003-10-09 to 2013-10-07

Wescom Solutions	131124059	2003-10-09 to 2013-10-07

Pointclickcare	131124067	2003-10-09 to 2008-10-08

Wescom

Legal Name: RH Positive, Inc.

RH Positive Computer Systems		1984-07-10

RH Positive

Meal Metrics Inc.

5712131 Manitoba Ltd. (formerly)

MealMetrics	6006141	2010-03-12 to 2011-07-25

Momentum Dietary Solutions	5769664	2008-11-06 to 2011-11-06

Accu-Med Services LLC

Accu-Med Services Inc. (formerly)		2007-08-16

Accumed, Inc. (consent to use in the state of New Hampshire)		2007-08-16

Accumed

Accucare

Add On

Pro Tracker

Pro Tracking

Cypress

Additional Collateral Locations (Section 5.5)

1.	7100 West Credit Avenue, Second Floor
Mississauga, Ontario L5N 0E4

2.	300 TechneCenter Drive, Suite A
Milford, Ohio 45150

3.	131 Provencher Blvd.
Winnipeg, Manitoba R2H 0G2

4.	32072 Lake Center Drive, Suite 105
Lake Forest, California 92630

5.	1905 Lunt Avenue
Elk Grove Village, Illinois 60007

6.	21 Canniff Street
Toronto, Ontario M5V 3G1

7.	1800 Argentia Road

LOAN AGREEMENT

Mississauga, ON L5N 3K3

LOAN AGREEMENT

Litigation (Section 5.6)

Nil.

Inbound Licenses (Section 5.12)

Nil.

LOAN AGREEMENT

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

LOAN AGREEMENT